4Gen Technology Group, Inc.

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4Gen Technology Group is solving critical military training deficiencies by combining innovative technological solutions with tactical and operational expertise.

Problem

Anti-Tank missiles are expensive. So expensive in fact, that many militaries do not train with their Anti-Tank weapons systems. Even in the US Armed Forces, many Anti-Tank Missile Crewmen's only experience firing a live missile is in actual combat. Anti-tank live missile training is one of the biggest training deficiencies for US Forces and our allies.



Solution

The TOWMATE allows soldiers to train and practice using the TOW missile system more frequently and at a drastically reduced cost. This eliminates a significant operational deficiency of numerous militaries world-wide.

TOWMATE is an in-bore training device for the TOW heavy anti-tank missile. The device is a match-grade bolt action in-bore internally recoiled rifle that fires NATO standard .50 caliber ammunition and/or SLAP-T. It forces TOW gunners to acquire and engage targets on a live-fire range in a manner nearly identical to firing an actual missile. The device is also equipped with an anti-tank weapons effect simulator that replicates the blast and obscuration that occurs when firing a live missile.





Market



There are over 15,000 TOW missile platforms in service both

In the U.S. and abroad. It is a part of the arsenal for fifty militaries worldwide.

Competitive Landscape

We have no known competitors. The device is patented in the US. Aside from simulators or laser-based systems, the only substitute is the current cost-prohibitive method of firing missiles during crew training certification.

Business Model

4Gen Technology Group generates revenue through direct sales to both domestic and foreign customers complemented with customer logistics, support. and training. In some countries, we will require the assistance of an agent to facilitate transactions.

Progress

We have already received serious interest from the US Army, the US Army National Guard, Egyptian Military, and Saudi Arabian Military. Experts at the US Army's Bradley Master Gunner School have advised 4Gen throughout product development. We will approach each customer concurrently, demonstrate the device at a time/place of their choosing, and proceed with sales.

Success so Far


4Gen Technology Group: Year One Timeline/Milestones
JAN
FEB
MAR
APR
MAY
JUN
JUL
AUG
SEP
OCT
NOV
DEC
Prototype Refinement
HMMWV
BRADLEY
LAV
Certification Export Safety
Marketing US Army/ ARNG USMC Egypt S Arabia
Demonstration
Contract(s) negotiation Egypt


4Gen Technology Group: Year Two Timeline/Milestones
JAN
FEB
MAR
APR
MAY
JUN
JUL
AUG
SEP
OCT
NOV
DEC
Contract Negotiation S Arabia
Contract Negotiation: US
Production: Egypt
Production: S. Arabia
Production: US
Delivery/ Invoicing

Team

Our team of three possess over 35 combined years of military experience and operational expertise combined with a high level of business and engineering acumen.



Jacob Clifton Chief Executive Officer

Jacob served in the Marine Corps for 5 years and worked as a member of the technical staff at MIT Lincoln Laboratory on rapid prototyping projects for the government and government sponsors. His background in electrical engineering specifically on military tech combined with positions at VC firms and Hedge funds along with his passion for this space positions him well to lead 4Gen to success. MBA from Booth, MS in EE from BU, BS in EE from UIUC.

While working full-time and going to school full-time he managed to support and care for his mother as she suffered with pancreatic cancer all while raising his twin boys. He successfully finished his master's while taking care of her, all while being promoted at MIT Lincoln Laboratory.



Timothy Doran Lead Consultant/Business Development/ System and Training

Tim is a retired Marine Armor Officer with decades of experience in training and employing armor and anti-armor systems. He is an expert in government contracting and the execution of foreign military sales with associated logistical support. He has an extensive network both in the US and abroad that will immediately add value to 4Gen's efforts.



William Dix Chief of Operations

Will spent 6 years with the US Navy specializing in leading teams through counter-piracy training and maritime security operations. He coordinated bi-lateral training exercises with international militaries, including United Arab Emirates, Philippines and Kuwait. Upon finishing his career with the Navy, he earned a master's degree from Northwestern University and an MBA from the University of Chicago while participating in an entrepreneurship fellowship and serving as the Chief of Operations for a healthcare startup. Most recently, he spent time as an associate for the M&A group at Aon, conducting due diligence and post-deal integration for deals ranging from $8mm to $360mm.

Be a part of 4Gen Technology Group, Inc.

This is an offering of Common Stock, under registration exemption 4(a)(6), in 4Gen Technology Group, Inc.. This offering must raise at least $10,000 by May 22, 2018 at 11:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. 4Gen Technology Group, Inc. may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,107,000 shares × $1.00 per share
= $1,107,000 implied valuation

Pitch Deck

4Gen Technology Group

4Gen Technology Group is solving military training deficiencies by combining innovative technological solutions with tactical and operational expertise.

The Current Problem

- **Training Deficiency**
  - Low frequency of live fire training leads to lack of proficiency in the field and during real world operations
    = **Ineffective crews & compromised safety**
- **Why?**
  - Missiles are expensive - $50,000 per missile
  - TOW is problematic to fire for training
  - Limited range availability
- **Current Solutions?**
  - Simulations
  - Laser systems

Solution = TOWMATE

- Simple installation on Saber, Bradley, LAV-AT, and Stryker AT.
- Operation and maintenance ensures frequent and efficient crew training
- Expanded training range options
- Drastically reduced training costs
- Integrated Range to Target Simulator Selector (RTSS) for simulating missile flight time





Why Now?

- Known training deficiency
  - Commanders have expressed concerned this device is not already in use
  - Commanders are ready to purchase and employ TOWMATE immediately
- TOWMATE was developed and owned by a company without the resources to finish the prototype
  - We identified domestic and foreign demand
  - We understand the military procurement process
- US Army & Marine Corps have expressed interested in funding further R&D

Market Size

- 15,000 TOW missile system platforms world-wide
- Total Available Market (TAM)
- Domestic (US) - $145,000 price tag - $217mm market
- International - $95,000 price tag - $213mm market

  TOTAL COMBINED MARKET = $430mm
- Served/Serviceable Available Market (SAM)
  - Current tech, training deficiency, NONE served
- Serviceable Obtainable Market (SOM)
  - Current relationships with 15 countries

    25% market penetration = $107mm

Competition Considerations

- List of competitors
  - Raytheon
    - Current owner and manufacturer of TOW missile system
- Competitive Advantage
  - TOWMATE is significant cost saver
  - Currently no comparable technology or training platforms
  - Protected IP and patented technology

TOWMATE



A Sub-Caliber Gunnery Training Systems for the World's Armored Forces

- Simple and rugged in-bore device designed to bridge the training gap between simulation and live missile engagements.
- Allows crews to conduct simultaneous live-fire engagements without special targetry, without range modifications, and without invasive or complicated laser-based systems.
- Simple: installs in seconds and uses the platform's own fire control system.
- Integrated Range to Target Simulator Selector (RTSS) for simulating missile flight time. The system fires on a delay, forcing the gunner to track the target.
- Cost-effective: saves time on the range and money. Provides repetitive, realistic training for a fraction of the cost of training with live missiles.

System Specifications

TOWMATE-50

- Single-Shot, Bolt-Action Rifle
- Full scale (1500-2000m) gunnery training range
- NATO 12.7 x 99mm ammunition, sabot or ball
- Assembly weight: 60lbs
- Operational voltage: 18-32 VDC





Development Roadmap

1. Prototype Development (+/- 3 months)
   - •Concept requirements
   - •Modifications
   - •Vendor selection
2. Testing/Refinement (+/- 4 months)
3. Certification (concurrent)
   a. Aberdeen Proving Ground (US only)
   b. Export Licensing

Manufacturing Costs

Baseline: costs to make a M1 Abrams inbore device are:

- Direct materials: $5169
- Direct Labor $2004
- Other costs (shipping/packaging) $208

$7381 per device.

Additional expense necessary for TOWMATE

- Traverse and Elevating mechanism (~$1000)
- Recoil mitigation system ($500)
- ATWESS ($450)
- Platform-specific wiring harness. ($200)

$9541 in direct costs per unit

Marketing Plan

1. Foreign Markets
   - •Egypt: Alkan Consulting
   - •Saudi Arabia: OPM SANG
2. US Army/National Guard
   - •FORCECOM: Shaun Wussow
   - •Fort Benning: Tony Fincher
3. USMC
   - •PM TRASYS: Luis Garcia
4. NATO South

Team

Founders

Jacob Clifton

- Marine Veteran
- Electrical Engineer (MS), UChicago MBA

Tim Doran

- Retired Marine Officer
- 2 decades of military logistics and international sourcing experience

Will Dix

- Navy Veteran
- UChicago MBA

Financials/Need

General Valuation Assumptions				
Discount rate	50%	(Probability of success = 32.7%)		
Terminal growth rate	1%	Risk free rate:	2.33%	10-year treasury yield
CAPM rate	16.3%	Equity risk premium:	7.00%	Long-run S&P arithmetic average
Tax Rate	39%	Beta unlevered:	2.00	
Exit Multiple	7.0x			

Prob Adjusted APV Analysis (50.0% discount)

Free Cash Flow Analysis *$ in 000s, unless otherwise noted*	Year 1	Year 2	Year 3	Year 4
EBIT	(382)	(719)	(103)	3,215
Tax @ 39.1%	-	-	-	1,257
+ Depreciation	-	4	13	43
- Capital Expenses	-	(8)	(16)	(68)
- Increase in Working Capital	(355)	(245)	596	3,346
Yearly Free Cash Flows	(737)	(967)	490	7,793
TVE @ 1.0%				51,341
Total FCF	(737)	(967)	490	59,134
Discount Factor @ 50.0%	0.6667	0.4444	0.2963	0.1975
PV of FCF	-	-	145	11,681
Sum of FCF	11,826			
(-)Debt	-			
Post-Money	11,826	85.6% Entrep. Ownership		
Investment	1,704	*=$0,737 + $0,967 + $0,000 + $0,000*		
Pre-Money	10,122			

Financials/Need

Projected Income Statement ($000) 11 Projects in Three Years	Year 0	Year 1	Year 2	Year 3
Year	17	18	19	20
Total Installed Units	-	16	40	120
Total Revenue	$0.0	$400.0	$1,414.0	$5,331.2
Direct Expenses				
Direct Labor	$0.0	$8.0	$25.3	$85.0
Parts	$0.0	$0.0	$0.0	$0.1
Delivery	$0.0	$4.0	$12.6	$42.5
Inventory Expense	$0.0	$0.1	$0.5	$6.2
Maintenance, Repair & Theft	$0.0	$4.0	$14.1	$53.3
Total Direct Expenses	$0.0	$16.1	$52.6	$187.1
Selling and Administrative				
Salaries	$180.0	$360.0	$450.0	$720.0
Benefits & Taxes	$54.0	$108.0	$135.0	$216.0
General Legal/Finance	$8.0	$33.0	$34.0	$47.0
Patent/Trademark	$0.0	$25.0	$15.0	$0.0
Accounting	$2.0	$16.0	$24.0	$24.0
Rent	$20.0	$80.0	$80.0	$80.0
Rent-Satellite Offices	$4.5	$50.0	$112.0	$128.0
Phone/Utilities/Postage	$2.0	$27.0	$46.0	$59.0
Office Supplies	$0.9	$5.4	$13.2	$18.8
Office Equipment/Furniture	$26.5	$54.0	$80.0	$40.0
Travel/Meals	$17.0	$80.0	$132.0	$180.0
Marketing	$19.0	$78.0	$120.0	$144.0
Conventions	$2.0	$32.0	$37.0	$43.0
On-Site Demos	$10.0	$40.0	$90.0	$120.0
Research & Development	$27.0	$90.2	$72.4	$85.4
Management Bonuses	$0.0	$0.0	$0.0	$0.0
Miscellaneous	$9.0	$24.0	$24.0	$24.0
Total Selling and Administrative	$381.9	$1,102.6	$1,464.6	$1,929.2
Total Expenses	$381.9	$1,118.7	$1,517.2	$2,116.3
Operating Profit	($381.9)	($718.7)	($103.2)	$3,214.9
Depreciation Straight Line, 12 Quarters	$0.0	$4.0	$12.6	$42.5

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Financials

The funds raised will be used for marketing our product and for refinement of our prototype.

To get our prototype phase I ready we need about $20,000 for material costs and labor. We also need working capital for transport of the device along with other costs related to traveling, in order to visit potential clients. Since our phase I device will be sold primarily to foreign governments, we expect to incur in significant logistic and transportation costs in order to get out system into their countries.

Most other expenses will not occur until we have secured our customers and they have confirmed orders. Once we have orders we will have manufacturing, assembly, testing, storage, and delivery expenses. Overall, first year expenses will be low, except for patent/IP procurement ($350,000) and the items listed above.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

4Gen Technology Group, Inc.'s SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.